Exhibit 23(b)








               CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-8 covering 1,000,000 shares of Baltimore Gas and Electric Company Common Stock (without par value) to be offered pursuant to the Baltimore Gas and Electric Company Manager Long-Term Incentive Plan (the "Registration Statement") of our report, dated January 17, 1997, on our audits of the consolidated financial statements and financial statement schedule included on Form 10-K, and our audits of the consolidated financial statements included on Form 8-K (dated March 7, 1997) of Baltimore Gas and Electric Company and Subsidiaries, as of December 31, 1996 and 1995 and for the three years ended December 31, 1996.

We  also  consent to the reference to our firm under the  caption
"Experts" in this Registration Statement.



/s/ Coopers & Lybrand

COOPERS & LYBRAND L.L.P.


Baltimore, Maryland
January 28, 1998